EMPLOYMENT AGREEMENT

THE UNDERSIGNED:
1.Werkspot B.V., a Dutch private limited liability company (besloten vennootschap), having its corporate seat in Tilburg, the Netherlands, and its principal place of business at Herengracht 469, 1017 BS Amsterdam, the Netherlands, registered with the Dutch Trade Register under number 18079951 (the “Employer”);

and

2.Mr. Kris Boon, born on 24 September 1985, residing at d’Aulnis de Bourouilllaan 11, 3741 CJ Baarn, the Netherlands (the “Employee”),
hereinafter referred to as the “Parties” and each as a “Party”.
WHEREAS:
A.The Employee has been employed by the Employer since 1 March 2024, most recently in the position of Chief Product and Technology Officer.

B.The Employee has been employed within the Employer’s group since 1 December 2014, and accordingly, the period of employment from 1 December 2014 shall count towards the Employee’s continuous employment and be taken into account when determining the Employee’s seniority rights

C.The Employee has been appointed Chief Product Officer of Angi Inc., a Delaware corporation (“Angi”), effective as of 31 March 2025 (the “Effective Date”).

D.The Employee and the Employer wish to set forth the terms and conditions governing the Employee’s services as of the Effective Date in this agreement (the “Agreement”).

E.Due to Angi’s status as a publicly listed company (NASDAQ:ANGI), disclosure of (part of) this Agreement and/or the Employee’s remuneration and benefits may be required under applicable (U.S.) disclosure laws and regulations.

F.This Agreement is an employment agreement as referred to article 7:610 of the Dutch Civil Code (Burgerlijk Wetboek) (“DCC”).

G.This Agreement constitutes the entire agreement between the Employer and the Employee with respect to the Employee’s employment by the Employer and/or any of its subsidiaries/affiliates, and supersedes all prior agreements, understandings, negotiations, and representations, whether oral or written, between the Parties and/or between the Employee and any of the Employer’s subsidiaries/affiliates.

HAVE AGREED AS FOLLOW:
1.Effective Time and Duration
1.1.This Agreement shall become effective with retroactive effect as of the Effective Date.

1.2.This Agreement is a permanent employment agreement, without a fixed end date.

2.Termination
2.1.Each Party may at all times terminate this Agreement by giving written notice to the other Party before the end of a calendar month, subject to a six (6) months’ notice period for the Employer and a three (3) months’ notice period for the Employee, unless written notice of termination is given for urgent cause (dringende reden) as referred to in articles 7:678 and 7:679 DCC, in which case no notice period applies for the Party giving notice.
2.2.The Employer may terminate this Agreement only after having obtained the prior written approval of the Board.1

2.3.This Agreement shall in any event terminate by operation of law, without prior written notice being required, on the date the Employee reaches the statutory retirement age (AOW-gerechtigde leeftijd) under the Dutch Old Age Pensions Act (Algemene Ouderdomswet).

3.Position, Working Time and Working Location
3.1.The Employer shall employ the Employee, and the Employee shall be employed as Chief Product Officer of Angi.

3.2.The Employee shall report directly to the Chief Executive Officer of Angi (the “Reporting Officer”).

3.3.The Employee shall do and perform all services necessary and/or advisable to fulfill the duties and responsibilities as are commensurate and consistent with the Employee’s position and shall render such services on the terms set forth in this Agreement.

3.4.The Employee shall have such powers and (fiduciary) duties with respect to Angi as may reasonably be assigned to the Employee by the Reporting Officer, to the extent consistent with the Employee’s position.

3.5.During the time that the Employee is employed by the Employer as Chief Product Officer of Angi, the Employee shall also adhere to the policies and standards of professionalism set forth in the policies and procedures of Angi, as applicable from time to time.
1     Furthermore, depending on the reason for termination of the Agreement, the Employer is required to obtain prior approval for such termination from (i) the Dutch Employee Insurance Agency (UWV) or (ii) the competent Dutch court.

3.6.The Employee, in the performance of his role as Chief Product Officer of Angi, may have access to material non-public information relating to Angi and its associated business enterprise, which may have an impact on Angi’s share price. The Employee acknowledges and agrees that he shall comply with any and all applicable laws and regulations regarding insider trading, including Angi’s insider trading policies, as in effect from time to time.

3.7.The Employee’s regular working hours amount to 40 hours per week, spread over 5 days; provided, however, that the Employee agrees to devote all of the Employee’s working time, attention and efforts to Angi and its subsidiaries/affiliates, and to perform the duties of the Employee’s position in accordance with Angi’s policies as in effect from time to time. The Employee acknowledges and agrees that the performance of his role as Chief Product Officer may require him to work overtime, without entitling the Employee to any additional compensation (i.e., the Base Salary (as defined herein) is deemed to also cover any overtime work).

3.8.The Employee’s principal place of work shall be the Employer’s office located in Amsterdam, the Netherlands. The Employee acknowledges and agrees that the proper performance of his duties may require domestic and international travel, including but not limited to travel to the United States. Hybrid working is allowed in accordance with the guidelines set forth in the employee handbook of the Employer (the “Employee Handbook”).

3.9.The Employee shall communicate any changes with respect to his personal situation to the Employer if such information is relevant in the context of this Agreement (including but not limited to the tax treatment of the Employee’s employment). The consequences of not communicating such changes (on time) will be at the risk and expense of the Employee.

4.Compensation; General Principles
4.1.Decisions regarding the Employee’s compensation and benefits, including but not limited to changes to the Employee’s Base Salary (as defined herein) and/or his Annual Bonus (as defined herein), shall be made by the Board, or by any committee of the Board that is entrusted with the authority to determine the compensation and benefits of Angi’s Employee officers from time to time. Currently, such authority is vested in the Compensation and Human Capital Committee of the Board (the “Compensation Committee”).

4.2.The Employer and the Employee acknowledge and agree that the Employer may not make any amendments to the Employee’s compensation and benefits, including but not limited to any amendments to this Agreement in that respect, without the prior written approval of the Compensation Committee (or any other corporate body of Angi from time to time entrusted with the authority to determine the compensation and benefits of Angi’s Employee officers).

4.3.The Employee acknowledges and agrees that any amendments to his compensation and benefits that have not been approved in writing by the Compensation Committee shall have no legal basis. Any amounts paid to the Employee pursuant to such unauthorized amendments shall be deemed unduly paid and without entitlement (onverschuldigd betaald), with the Employee being obliged to, upon first request by the Compensation Committee, promptly repay any such unduly paid amounts to the Employer.

4.4.The Employee acknowledges and agrees that payment of his Annual Bonus and/or any future Angi equity awards under the then applicable Angi equity incentive plan may be subject to recovery under Angi’s claw-back policy, as applicable from time to time, in accordance with the Final Rule adopted by the U.S. Securities and Exchange Commission implementing the claw-back provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. In any instance where the Compensation Committee has determined that the Employee has received erroneously awarded incentive-based compensation, such compensation shall be deemed unduly paid and without entitlement (onverschuldigd betaald), with the Employee being obliged to, upon first request by the Compensation Committee, promptly repay any such unduly paid amounts to the Employer.

4.5.The Employer shall make such deductions and withhold such amounts from each payment and benefit made or provided to the Employee under this Agreement, as may be required from time to time by applicable law and/or this Agreement, including but not limited to taxes and social security premiums in the Netherlands and/or the United States.

4.6.As per the starting date of this Agreement, the Employee is a resident of the Netherlands and is expected to continue to reside in the Netherlands throughout his tenure as Chief Product Officer of Angi. The Compensation Committee intends to ensure that the Employee is neither financially advantaged nor disadvantaged from a personal income tax perspective as a result of providing services to Angi (i.e., based in the United States), while residing in the Netherlands. Accordingly, if and to the extent the Employee would become subject to (personal) income or other taxes outside the Netherlands in respect of his tenure as Chief Product Officer of Angi, the Employer will provide tax equalization payments on a grossed-up basis. The concept of the tax equalization is to keep the Employee in the same tax position as if his compensation would be fully taxed in the Netherlands. The tax equalization does not extend to the personal income of the Employee outside his employment income under this Agreement. If the Employee has personal (non-employment) income which is subject to taxation in the Netherlands or the U.S., this will be for the personal account of the Employee and the Employer and/or Angi will not in any circumstances settle any liability related to non-employment on his behalf.

4.7.The Employer and/or Angi will settle any U.S. federal or state tax obligations that arise due to the days the Employee works for Angi physically in the U.S. (the “U.S. working days”). The Employer and/or Angi may be required to operate U.S. federal and/or state withholding and this will be paid by the Employer. This applies to the compensation, including the Base Salary, the Annual Bonus and any other and long or short-term incentives.

4.8.In this context, the Employer would also provide the Employee with tax preparation services at the Employer’s expense for preparation of the Dutch and/or U.S. tax return. The Employer will notify the Employee of the nominated tax provider who may be engaged to file both Dutch and U.S. self-assessment/federal/state/personal income tax return.

4.9.Where a Foreign Tax Credit is claimed on the Dutch personal income tax return to mitigate double taxation on the employment income of the Employee, where the tax has been paid by the Employer and/or Angi, the benefit of such credit will be repaid to the Employer. Repayment by the Employee should take place within 4 weeks after the Dutch tax authorities have provided the tax assessment based on the personal income tax return of the Employee.

4.10.The nominated tax provider will prepare a Tax Equalization Calculation (“TEC”) on behalf of the Employee for each Dutch tax year impacted by this arrangement. The TEC will reconcile the Employee’s stay-at-home position to ensure the Employee remains neutral from an income tax perspective.

4.11.As the Employee will work in the Netherlands as well as the United States, he would remain covered by the Dutch social security system and the Employer will take care of the appropriate withholding/payment obligations. Insofar necessary, the Employer will obtain a confirmation from the Dutch social security authorities that the Dutch social security system remains in place.

4.12.Any compensation, including any employers’ costs, payable or provided by the Employer to the Employee will be charged to Angi on an individual basis.

4.13.Any tax equalization payments under this Section 4 shall also be subject to requirements of U.S. Treasury Regulation §1.409A-3(i)(1)(v).

5.Base Salary
5.1.The Employee shall be eligible to an annual base salary of EUR 450,000 gross (inclusive of 8% holiday allowance) based on the Employee’s full-time employment of 40 hours per week (the “Base Salary”).

5.2.The Base Salary will be paid to the Employee in accordance with the Employer’s payroll practices as in effect from time to time. The 8% holiday allowance (which is calculated over the month of June of the previous calendar year through the month of May of the then current calendar year) will be paid in June, subject to statutory and contractual deductions.

5.3.The Base Salary may from time to time be increased, as approved by the Compensation Committee.

6.Discretionary Bonus
6.1.During the time that the Employee is employed by the Employer as Chief Product Officer of Angi, the Employee shall be eligible to receive a discretionary annual bonus (the “Annual Bonus”).

6.2.The Annual Bonus shall be of a target amount equal to EUR 350,000 gross, and shall in all cases by determined by the Compensation Committee in its sole discretion, based on the factors it deems relevant, which may include, among other factors, Angi’s performance against various criteria (including its competition, prior year results, achievement of established initiatives, etc.) and the contribution and performance of the Employee.

6.3.The Employee acknowledges and agrees that he shall have no unconditional or automatic entitlement to the Annual Bonus, and that he cannot derive any rights or entitlements to future bonuses from the award of any previous Annual Bonus.

7.Equity Awards
7.1.With respect to any given year, the Employee may, at the sole discretion of the Compensation Committee, be designated as a participant under the then applicable Angi equity incentive plan.

7.2.If the Employee becomes eligible for equity grants, any such grants shall be governed by the terms and conditions of Angi’s equity incentive plan, as in effect from time to time, as well as the relevant award agreements entered thereunder.

7.3.With respect to FY2025, the Compensation Committee has determined that the Employee is eligible for an award of 67,500 restricted stock units (“RSUs”), the terms and conditions of which, including the applicable vesting scheme and vesting conditions, are set forth in a separate award agreement.

8.Severance Payment
8.1.If the Employee’s employment hereunder is terminated by the Employer, after having obtained the prior written approval of the Board, for any reason other than (i) the Employee’s death, (ii) termination of this agreement on the grounds referred to in article 7:669 (3)(b) DCC, (iii) termination of this agreement on the grounds referred to in article 7:669 (3)(e) DCC, or (iv) for “Cause” (as defined herein), or if the Employee resigns for “Good Reason”, then:

a.the Employer shall continue to pay to the Employee the Base Salary for twelve (12) months from the date of such termination or resignation (the “Severance Payment”), payable in accordance with the Employer’s payroll practices as in effect from time to time over the course of such twelve (12) months; provided, however, that the Employer, at its sole discretion, may also decide to pay the Severance Payment as a lump sum;

b.any compensation awards of the Employee based on, or in the form of, Angi equity (e.g., restricted stock, restricted stock units, stock options or similar instruments) that are outstanding and unvested at the time of such termination but which would have vested during the Severance Period, shall vest as of the date of such termination of employment; provided that for these purposes, any equity awards with a vesting schedule less frequent than annual shall be treated as though the vesting occurred in equal annual installments and any portion of any such awards that would have vested by the end of the Severance Period (including any portion which would have vested prior to the date of termination of employment) shall vest as of the date of such termination of employment (e.g., if 100 restricted stock units were granted 1.7 years prior to the date of termination with a 5-year cliff vesting term then on the date of termination 40 of such units would vest); provided, further, that with respect to any awards subject to performance vesting requirements, the vesting of such awards shall in all events be subject to the satisfaction of the applicable performance goals; and

c.any then-vested options or stock appreciation rights of the Employee (including any such awards vesting as a result of (b) above) to acquire Angi equity shall remain exercisable through the earlier of (A) the scheduled expiration date of such awards and (B) eighteen months following the Employee’s termination of employment, together referred to as the “Severance Benefits”.
8.2.The Severance Payment (and in any event the Severance Benefits as a whole) shall in any event be deemed to include the statutory transition payment (transitievergoeding) as referred to in article 7:673 DCC, and the Employee shall therefore not be entitled to any separate or additional claim in respect of the transition payment (transitievergoeding).

8.3.The Severance Benefits shall in any event be limited and not exceed the maximum amount payable by the Employer without the Employer having to pay the final levy with respect to excessive severances in accordance with article 32bb of the Dutch Wages and Salaries tax Act 1964 (Wet op de loonbelasting 1964).

8.4.The payment to the Employee of the Severance Benefits shall at all times be subject to (i) the Employee’s execution and non-revocation of a general release of Angi, the Employer and their subsidiaries/affiliates, in a form substantially similar to that used for similarly situated Employees of Angi, with such general release to be executed and promptly delivered to the Reporting Officer and the Employer (and in no event later than 21 days following the Employee’s termination of employment, as well as (ii) the Employee’s compliance with the restrictive covenants set forth in articles 12, 13, 14, 15 and 17 of this Agreement). The release shall make clear that the Employee is not releasing his right to receive any of the Severance Benefits and/or any Angi equity incentive plan governing any outstanding equity award then held by the Employee.

8.5.The Employee acknowledges and agrees that the Severance Benefits constitute a good and valuable consideration for the release referred to in article 8.4 of this Agreement, as well as for the restrictive covenants set forth in articles 12, 13, 14, 15 and 17 of this Agreement; provided, further, that the Employee shall not be entitled to any additional compensation for being bound by the restrictive covenants set forth in articles 12, 13, 14, 15 and 17 of this Agreement. Any such entitlement shall be deemed to be included in the Severance Payment, or may be deducted therefrom should it need to be paid separately to the Employee.

8.6.“Cause” shall mean:

i.an urgent cause (dringende reden) as referred to in article 7:678 DCC;
ii.seriously reproachable acts or omissions (ernstig verwijtbaar handelen of nalaten) as referred to in 7:673 (7)(e) DCC;
iii.the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by the Employee; provided, however, that after indictment, the Employer may suspend the Employee from the rendition of services, but without limiting or modifying in any other way the Employer’s obligations under this Agreement;
iv.a material breach by the Employee of a fiduciary duty owed to Angi;
v.a material breach by the Employee of any of the restrictive covenants in articles 12, 13, 14, 15 and/or 17 of this Agreement;
vi.the willful or gross neglect by the Employee of any of the material duties required by this Agreement; or
vii.a violation by the Employee of any Angi/Employer policy pertaining to ethics, wrongdoing, insider trading, or conflicts of interest, provided, however, that in the case of the conduct described in clauses (v), (vi) or (vii) above which is capable of being cured, the Employee shall have a period of fifteen (15) days after the Employee is provided with written notice to cure such breach.

8.7.“Good Reason” shall mean the occurrence of any of the following without the Employee’s prior written consent:

i.the reduction in the Employee’s Base Salary constituting a material diminution in the Employee’s base compensation, except to the extent that specific arrangements still need to be made between the Parties (e.g., with respect to tax equalization);
ii.a material diminution in the Employee’s title, duties or level of responsibilities as compared to those in effect as of the Effective Date, excluding for this purposes any such change that is an isolated and inadvertent action not taken in bad faith and that is remedied by Angi/the Employer promptly after having received a notice thereof given by the Employee; provided, however, that in no event shall the Employee’s resignation be for “Good Reason” unless (a) an event or circumstance set forth in clauses (i) or (ii) of this article 8.7 has occurred and the Employee provides Angi/the Employer with written notice thereof within thirty (30) days after the Employee has accrued initial knowledge of the occurrence or existence of such event or circumstance, which notice specifically identifies the event or circumstance that the Employee believes constitutes Good Reason, and (b) Angi/the Employer fail to correct the event or circumstance so identified within thirty (30) days after the receipt of such notice and (c) the Employee resigns within ninety (90) days after the date of delivery of the notice referred to under (a) above.

8.8.If the Employee obtains other employment during the period of time in which the Employer is required to make payments to the Employee pursuant to article 8.1a (i.e., the Severance Payment) of this Agreement, the amount of any such remaining payments or benefits to be provided to the Employee shall be reduced by the amount of compensation and benefits earned by the Employee from such other employment through the end of such period. For purposes of this article 8.8, the Employee shall be obliged to inform the Reporting Officer/the Employer regarding the Employee’s employment status following termination and during the period of time in which the Employer is making payments to the Employee under article 8.1a (i.e., the Severance Payment) of this Agreement.

9.Fringe Benefits
9.1.The Employee shall continue to participate in the mandatory collective pension scheme of the Employer, of which the Employee has previously been informed. The costs/premiums of the pension scheme shall be borne equally by the Employer and the Employee on a 50/50 basis. The Employee’s share of the pension costs/premiums will be deducted from the Employee’s monthly salary.

9.2.During the time that the Employee is employed by the Employer as Chief Product Officer of Angi, the Employer shall reimburse the Employee for all reasonable, necessary, and documented expenses incurred by the Employee in performing his duties for Angi and/or the Employer, in accordance with the guidelines set forth in the Employee Handbook.

9.3.The Employer shall provide the Employee with a laptop and mobile phone as the Employer deems it necessary for the performance of his duties. These devices shall remain the property of the Employer at all times. The Employee acknowledges and agrees to use and maintain such devices with due care and in a manner that may reasonably be expected from a good employee. If the Employee is not actually working or his position will change and a laptop and/or mobile phone will no longer be necessary for the proper performance of the new position, the Employee must return the laptop and/or mobile phone to the Employer immediately upon request. Also, if the Employee is fully incapacitated to work for more than three months, the Employee is deemed to be no longer actually working. Consecutive periods of incapacity to work separated by intervals of less than four weeks will be regarded as a single period.

10.Vacation
10.1.Based on full-time employment, the Employee shall be entitled to 25 vacation days per calendar year, or a pro rata portion thereof in the event the Employee commences or ceases to be employed during the calendar year.

10.2.The Parties shall strive for all vacation days to be taken in the year in which they were accrued.

10.3.When scheduling and taking vacation, the Employee shall take due account of the legitimate business interests of Angi and/or the Employer and shall coordinate any vacation in advance with the Reporting Officer.

10.4.The Employer, upon request of the Reporting Officer, is entitled to withdraw the approved vacation of the Employee if the legitimate business interests of Angi and/or the Employer necessitate this. If the Employee suffers (demonstratable) damage as a result, this damage will be compensated by the Employer.

10.5.In particular situations, the Employee may be entitled to other (paid and unpaid) leave types, such as the leave types included in the Dutch Work and Care Act (Wet arbeid en zorg) and the Employee Handbook. These leave types include (but are not limited to):

•Emergency and other short-term leave (chapter 4 Work and Care Act);
•(Extended) birth leave for partners (chapter 4 Work and Care Act);
•Adoption and foster care leave (chapter 3 Work and Care Act);
•Short-term and long-term care leave (chapter 5 Work and Care Act);
•Parental leave (chapter 6 Work and Care Act).

11.Illness and Incapacity for Work
11.1.This Agreement is subject to the absenteeism rules of the Employer, as applicable from time to time. By signing this Agreement, the Employee declares to have received a copy of the absenteeism rules, to have taken note of and agreed with its content. The absenteeism policy is included in the Employee Handbook.

11.2.If the Employee is unable to perform his duties and work due to incapacity for work due to illness, the Employer shall pay the Employee 100% of his Base Salary during the first four (4) weeks of the incapacity for work due to illness. During the subsequent hundred (100) weeks of incapacity for work due to illness, the Employer shall pay the Employee 70% of his Base Salary.

11.3.The Employer shall continue payment of the Employee’s Base Salary during periods of incapacity for work due to illness only to the extent required under Dutch statutory law.

11.4.If a third party may be (partially) liable for the Employee’s incapacity for work (due to illness), the Employee shall fully cooperate with the Employer and provide all information reasonably requested by the Employer in order to enable the Employer to exercise its right of recourse pursuant to article 6:107a DCC.

11.5.If at the time of termination of this Agreement, the Employee is incapacitated for work due to illness, and is eligible for a benefit under the Sickness Benefits Act (Ziektewet) or the Work and Income Capacity for Work Act (Wet werk en inkomen naar arbeidsvermogen), the Employee shall strictly adhere to the regulations and guidelines issued by or on behalf of the Netherlands Employees Insurance Agency (UWV).

12.Confidentiality
12.1.The Employee acknowledges that, while employed by the Employer, he will occupy a position of trust and confidence at the level of Angi. Angi, the Employer and/or any of their subsidiaries/affiliates shall provide the Employee with “Confidential Information” as referred to below. The Employee shall not, except as may be required to perform the Employee’s duties hereunder or as required by applicable law, without limitation in time (and therefore also after this Agreement has ended), communicate, divulge, disseminate, disclose to others or otherwise use, whether directly or indirectly, any Confidential Information regarding Angi, the Employer and/or any of their subsidiaries/affiliates, unless the Employee has obtained the prior written approval of the Reporting Officer or if disclosing such information is in keeping with the Employee’s normal performance of his duties.

12.2.“Confidential Information” shall mean information about Angi, the Employer and/or any of their subsidiaries/affiliates, and their respective business, employees, consultants, contractors, clients and customers that is not disclosed by Angi, the Employer or any of their subsidiaries/affiliates for financial reporting purposes or otherwise generally made available to the public (other than by the Employee’s breach of the terms hereof) and that was learned or developed by the Employee in the course of his employment by the Employer and his position as Chief Product Officer of Angi, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists, cost calculations, commercial information, technical information, market studies, sales methods and processes, and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information.

12.3.The Employee acknowledges and agrees that such Confidential Information is specialized, unique in nature and of great value to Angi, the Employer and their subsidiaries/affiliates, and that such information gives Angi, the Employer and/or their subsidiaries/affiliates a competitive advantage.

12.4.The Employee agrees to deliver or return to Angi/the Employer, at the Reporting Officer’s first request at any time or upon termination of the Employee’s employment or as soon thereafter as possible, all documents, computer tapes and discs, data carriers, records, lists, data, drawings, prints, notes and any other written information (and all copies thereof) furnished by Angi, the Employer and/or their subsidiaries/affiliates, or prepared by the Employee in the course of his employment by the Employer and/or any of its subsidiaries/affiliates. As used in this Agreement, “subsidiaries” and “affiliates” shall mean any company controlled by, controlling or under common control with Angi or the Employer, whether directly or indirectly.

12.5.The Employee is obliged to request and obtain prior written approval of the Reporting Officer for publications, whether orally or in writing, that could affect the interests of Angi, the Employer and/or any of their subsidiaries/affiliates.

12.6.Violation of the provisions of this article 12 may constitute an urgent cause (dringende reden) for immediate termination of this Agreement.

13.Non-Competition
13.1.During the time that the Employee is employed by the Employer, and for a period of twelve (12) months thereafter, the Employee shall not, without the prior written approval of the Reporting Officer, be engaged or involved in any manner, directly or indirectly, whether for the account of the Employee or for the account of others, in any business, individual, partnership, firm, corporation or other entity which conducts activities identical, similar or competitive with those of Angi, the Employer and/or any of their subsidiaries, nor act as intermediary in whatever manner, directly or indirectly. For the avoidance of doubt, the following parties are in any event considered competitors of Angi, the Employer and/or their subsidiaries/affiliates: Thumbtack, Yelp, TaskRabbit, Houzz, Porch, Home Depot Home Services, Lowes Home Services, Service Direct, Amazon Home Services, Nextdoor, Frontdoor, Google, BuildZoom, Kluswebsite, Casius, Zoofy, Skydreams, Solvari, Yonego, Offerte.nl, Habitissimo, ProntoPro, Fazland, Preventivi, Facile Ristrutturare, Checkatrade, rated people, local heroes, bark, trustatrader.com, Gelbe Seiten, ebay, check24, handwerker123, blauarbeit.de, izi, helloartisan, HomeServe, etravaux, Allovoisins and Jiffy.

13.2.The restriction set forth in article 13.1 includes participating (financially) in and/or having (in)direct control over such business, individual, partnership, firm, corporation or other entity.

13.3.Violation of the provisions of this article 13 may constitute an urgent cause (dringende reden) for immediate termination of this Agreement.

14.Non-Solicitation of Employees
14.1.The Employee acknowledges and recognizes that he will possess Confidential Information about other employees, consultants and contractors of Angi, the Employer and/or any of their subsidiaries/affiliates, relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with suppliers or customers of Angi, the Employer and/or their subsidiaries/affiliates.

14.2.The Employee acknowledges and recognizes that the information he will possess about these other employees, consultants and contractors is not generally known, is of substantial value to Angi, the Employer and/or their subsidiaries/affiliates in developing their respective businesses and in securing and retaining customers, and will be acquired by the Employee because of his business position with Angi/the Employer.

14.3.The Employee acknowledges and agrees that, during the time that the Employee is employed by the Employer, and for a period of twelve (12) months thereafter, the Employee will not, directly or indirectly, hire or solicit or recruit any employee, consultant or contractor of (i) Angi, (ii) the Employer and/or (iii) any of their subsidiaries/affiliates, with whom the Employee has had contact during the Employee’s employment with the Employer and/or any of its subsidiaries/affiliates, in each case, for the purpose of being employed by Employee or by any business, individual, partnership, firm, corporation or other entity on whose behalf Employee is acting as an agent, representative or employee, and that the Employee will not convey any such Confidential Information or trade secrets about employes, consultants or contractors of Angi, the Employer and/or any of their subsidiaries/affiliates to any other person except within the scope of the Employee’s duties hereunder and on a need-to-know basis.

14.4.Violation of the provisions of this article 14 may constitute an urgent cause (dringende reden) for immediate termination of this Agreement.

15.Non-Solicitation of Business Partners
15.1.During the time that the Employee is employed by the Employer, and for a period of twelve (12) months thereafter, the Employee shall not, without the prior written approval of the Reporting Officer, persuade or encourage any business partners or business affiliates of (i) Angi, (ii) the Employer, (iii) and/or any of their subsidiaries/affiliates with whom the Employee has had contract during his employment, in each case, to cease doing business with Angi, the Employer and/or any of their subsidiaries/

affiliates, or to cause them to engage in any business competitive with Angi, the Employer and/or any of their subsidiaries/affiliates.

15.2.Violation of the provisions of this article 15 may constitute an urgent cause (dringende reden) for immediate termination of this Agreement.

16.Ancillary Activities
16.1.The Employee may participate in civic and charitable activities, and may serve as member of the board of directors of such entities as may be approved in writing from time to time in advance by the Reporting Officer, so long as such activities do not conflict with or interfere with the Employee’s performance of his duties hereunder or compete with or present an actual or apparent conflict of interest for Angi, the Employer and/or any of their subsidiaries/affiliates, which shall be determined by the Reporting Officer and/or the Chief Legal Officer of Angi in his/her good faith judgement.

16.2.Violation of the provisions of this article 16 may constitute an urgent cause (dringende reden) for immediate termination of this Agreement.

17.Proprietary Rights; Employee Developments
17.1.All “Employee Developments” (as defined herein) shall be considered works made for hire by the Employee for Angi or, as applicable, the Employer and/or their relevant subsidiaries/affiliates, and the Employee agrees that all rights of any kind in any Employee Developments belong exclusively to Angi or, as applicable, the Employer and/or their relevant subsidiaries/affiliates.

17.2.In order to permit Angi or, as applicable, the Employer and/or their relevant subsidiaries/affiliates to exploit such Employee Developments, the Employee shall promptly and fully report all such Employee Developments to the Reporting Officer and/or the Chief Legal Officer. Except in furtherance of the Employee’s obligations as an employee, the Employee shall not use or reproduce any portion of any record associated with any Employee Development without prior written consent of the Reporting Officer.

17.3.The Employee agrees that in the event actions of the Employee are required to ensure that such rights belong to Angi or, as applicable, the Employer and/or any of their relevant subsidiaries/affiliates, the Employee will cooperate and take any whatever such actions are reasonably requested by Angi or, as applicable, the Employer and/or their relevant subsidiaries/affiliates, whether during the time the Employee is employed by the Employer or thereafter, and without the need for separate or additional compensation.

17.4.“Employee Developments” means any idea, know-how, discovery, invention, design, method, patents, intellectual property right in any products, works and/or services, models, drawings, designs, trade mark rights, technique, improvement, enhancement, development, computer program, machine, algorithm or other work of authorship, whether developed, conceived or reduced to practice during or following the period of employment by the Employer, that (i) concerns or relates to the actual or anticipated business, research or development activities, or operations of Angi, the Employer or any of their subsidiaries/affiliates, or (ii) results from or is suggested by any undertaking assigned to the Employee or work performed by the Employee for or on behalf of Angi, the Employer or any of their subsidiaries/affiliates, whether created alone or with others, during or after working hours, or (iii) uses, incorporates or is based on equipment, supplies, facilities, trade secrets or inventions of any form or type from Angi, the Employer or any of their subsidiaries/affiliates.

17.5.All Confidential Information and all Employee Developments are and shall remain the sole property of Angi, the Employer or any of their subsidiaries/affiliates. The Employee shall acquire no proprietary interest in any Confidential Information or Employee Developments developed or acquired during the time that the Employee is employed by the Employer. To the extent the Employee may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Employee Development, the Employee hereby assigns and covenants to assign to Angi or, as applicable, the Employer and/or any of their relevant subsidiaries/affiliates all such proprietary rights without the need for a separate writing or additional compensation. The Employee shall, both during and after the time that the Employee is employed by the Employer, upon the Employer’s request, promptly execute, acknowledge, and deliver to the Employer all such assignments, confirmations of assignment, certificates, and instruments, and shall promptly perform such other acts, as the Employer may from time to time in its discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend the rights in Confidential Information and Employee Developments of Angi, the Employer and/or their subsidiaries/affiliates.

17.6.In respect of the Employee Developments referred to in this article 17, the Employee hereby waives any and all moral rights (persoonlijkheidsrechten) as referred to in article 25 of the Dutch Copyright Act (Auteurswet).

17.7.The provisions of this article 17 imply that both during the continuance of the Employee’s employment hereunder and at any time thereafter, the Employee shall not be permitted to commercially exploit or cause others to commercially exploit in whatever manner and/or to register or cause others to register any Employee Developments developed, conceived or reduced to practice during or following the period of employment by the Employer , whether alone or with others.

17.8.The Parties agree and acknowledge that the Employee’s Base Salary is deemed to include compensation for deprivation of (if any) rights in respect of any Employee Developments referred to in this article 17.

17.9.Violation of the provisions of this article 17 may constitute an urgent cause (dringende reden) for immediate termination of this Agreement.

18.Penalty
18.1.If the Employee breaches and/or fails to comply with the provisions of articles 12, 13, 14, 15, 16 and/or 17 of this Agreement, the Employee shall – in deviation from the provisions of article 7:650 (3) through (5) DCC – forfeit to the Employer, without any prior notice of default or warning being required, an immediately payable penalty of EUR 10,000 for each breach/non-compliance, as well as an immediately payable penalty of EUR 2,500 for each day (including any part of a day) that such breach/non-compliance continues. The latter shall be without prejudice to the Employer’s right claim performance of the relevant provision(s) of the Agreement in addition to the aforementioned penalties.

18.2.If the Employee breaches and/or fails to comply with the provisions of articles 12, 13, 14, 15, 16 and/or 17 of this Agreement, the Employer shall be entitled, instead of (in plaats van) claiming the penalties referred to in article 18.1 of this Agreement, to claim full compensation for damages actually suffered/incurred by Angi, the Employer and/or any of their subsidiaries/affiliates, increased with statutory interest and costs in accordance with applicable law.

19.Entire Agreement, Interpretation and Severability
19.1.As of the Effective Date, this Agreement constitutes the entire agreement between the Employer and the Employee with respect to the Employee’s employment by the Employer and/or any of its subsidiaries/affiliates, and supersedes all prior agreements, understandings, negotiations, and representations, whether oral or written, between the Parties and/or between the Employee and any of the Employer’s subsidiaries/affiliates.

19.2.This Agreement is not subject to a collective bargaining agreement (collectieve arbeidsovereenkomst).

19.3.References to this “Agreement” or the use of terms such as “hereof”, “herein” or “hereunder” shall refer to the terms and conditions governing the Employee’s services as set forth in this employment agreement as referred to in article 7:610 DCC.

19.4.This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

19.5.If a court of competent jurisdiction determines that any part of this Agreement is in violation of applicable law or regulations, only the part of this Agreement that violates such applicable law or regulation shall be stricken. In such case, the Parties shall consult with each other in order to replace the invalid part of this Agreement with one or more legally valid provisions, which shall, in terms of intent and also in terms of cost implications, approximate the original provision as closely as possible. All other parts of this Agreement shall remain in full force and effect.

20.Amendment
20.1.Amendments to this Agreement may, in principle, only be agreed upon in writing (and by the Employer only after having obtained the prior written approval of the Compensation Committee); provided, however, that the Employer reserves the right to, after having obtained the prior written approval of the Compensation Committee, to unilaterally amend this Agreement in accordance with article 7:613 DCC.

21.Governing Law and Jurisdiction
21.1.This Agreement is governed by the laws of the Netherlands; provided, however, that any future equity grants shall be governed by the terms and conditions of Angi’s equity incentive plan (and shall therefore not be governed by the laws of the Netherlands), as in effect from time to time, as well as the relevant award agreements entered into thereunder.

21.2.Any dispute arising out of or in relation to this Agreement, including any dispute regarding its existence, validity or interpretation, will be subject to the exclusive jurisdiction of the competent Dutch court.

[SIGNATURES ON THE NEXT PAGE]

IN WITESS WHEREOF THIS AGREEMENT HAS BEEN SIGNED BY:

/s/ Peter Wellock
The Employer – Werkspot B.V. By: Peter Wellock Date: August 8, 2025

/s/ Kris Boon
Employee – Mr. Kris Boon Date: August 8, 2025

[SIGNATURE PAGE TO THE EMPLOYMENT AGREEMENT OF MR. KRIS BOON]